QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

SUNTRUST BANKS, INC.

and

GB&T BANCSHARES, INC.

DATED AS OF NOVEMBER 2, 2007

i

4.3	Authority; No Violation	25
4.4	Consents and Approvals	25
4.5	Reports; Regulatory Matters	26
4.6	Financial Statements	27
4.7	Broker's Fees	28
4.8	Absence of Certain Changes or Events	28
4.9	Legal Proceedings	28
4.10	Taxes and Tax Returns	28
4.11	Compliance with Applicable Law	28
4.12	Reorganization; Approvals	28
4.13	SunTrust Information	29
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		29
5.1	Conduct of GB&T's Business Before the Effective Time	29
5.2	GB&T Forbearances	29
5.3	SunTrust Covenants	32
5.4	Loan Review	32
ARTICLE VI ADDITIONAL AGREEMENTS		32
6.1	Regulatory Matters	32
6.2	Access to Information; Confidentiality	33
6.3	Shareholder Approval	34
6.4	Affiliates	35
6.5	NYSE Listing	35
6.6	Employee Matters	35
6.7	Indemnification; Directors' and Officers' Insurance	37
6.8	Additional Agreements	38
6.9	Advice of Changes	38
6.10	No Solicitation	38
6.11	Non-Compete Agreements	41
6.12	Dividends	41
6.13	Exemption from Liability Under Section 16(b)	41
6.14	Procurement Contracts	41
ARTICLE VII CONDITIONS PRECEDENT		41
7.1	Conditions to Each Party's Obligation to Effect the Merger	41
7.2	Conditions to Obligations of SunTrust	42
7.3	Conditions to Obligations of GB&T	43
ARTICLE VIII TERMINATION AND AMENDMENT		43
8.1	Termination	43
8.2	Effect of Termination	44
8.3	Fees and Expenses	44
8.4	Amendment	46
8.5	Extension; Waiver	46
ARTICLE IX GENERAL PROVISIONS		46
9.1	Closing	46
9.2	Standard	46

9.3	Nonsurvival of Representations, Warranties and Agreements	47
9.4	Notices	47
9.5	Interpretation	47
9.6	Counterparts	48
9.7	Entire Agreement	48
9.8	Governing Law; Jurisdiction	48
9.9	Publicity	48
9.10	Assignment; Third-Party Beneficiaries	48
9.11	Enforcement of Agreement	49
9.12	Severability	49

Exhibit A—Form of Affiliate Letter

Schedule A—List of Individuals for Voting Agreements

Schedule B—List of Individuals for Non-Compete Agreements

Defined Term	Section
1997 Plan	1.5(a)
2007 Plan	1.5(a)
Adjusted Option	1.5(c)
Agreement	Preamble
Alternative Proposal	6.10(a)
Alternative Transaction	6.10(a)
Assumed Stock-Based Award	1.5(e)
BHC Act	3.1(b)
Certificate	1.4(d)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
COBRA	6.6(c)
Code	Recitals
Confidentiality Agreement	6.2(c)
Covered Employees	6.6(a)
DBF	3.4
Derivative Transactions	3.14(a)
DPC Common Shares	1.4(b)
Effective Time	1.2
EGTRRA	3.11(c)
Environmental Laws	3.18
ERISA	3.11(a)
Exchange Act	3.5(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(c)
Expense Reimbursement	8.3(b)
FDIC	3.1(d)
Federal Reserve Board	3.4
Form S-4	3.4
GAAP	3.1(c)
GB&T	Preamble
GB&T Articles	3.1(b)
GB&T Benefit Plans	3.11(a)
GB&T Board	3.3(a)
GB&T Bylaws	3.1(b)
GB&T Capitalization Date	3.2(a)
GB&T Common Stock	1.4(b)
GB&T Contract	3.13(a)
GB&T Disclosure Schedule	Art. III
GB&T Insiders	6.13
GB&T Options	1.5(c)
GB&T Regulatory Agreement	3.5(b)
GB&T Requisite Regulatory Approvals	7.3(d)
GB&T SEC Reports	3.5(c)
GB&T Shareholder Meeting	6.3(a)
GB&T Stock-Based Award	1.5(e)

GB&T Stock Plans	1.5(a)
GB&T Subsidiary	3.1(c)
GBCC	1.1(a)
Georgia Certificate of Merger	1.2
Governmental Entity	3.4
Holder	2.2(a)
HSR Act	3.4
Indemnified Parties	6.7(a)
Injunction	7.1(d)
Insurance Amount	6.7(c)
Intellectual Property	3.17
IRS	3.10(a)
knowledge	9.4
Leased Properties	3.16
Letter of Transmittal	2.2(a)
Liens	3.2(b)
Loan(s)	3.25(a)
Market Price	2.2(f)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(c)
NYSE	2.2(f)
Notice Period	6.10(c)
Other Regulatory Approvals	3.4
Owned Properties	3.16
Permitted Encumbrances	3.16
Per Share Amount	1.4(c)
person	9.4
Policies, Practices and Procedures	3.15(b)
Property Lease	3.19
Proxy Statement	3.4
Public Proposal	8.3(b)
Real Property	3.16
Regulatory Agencies	3.5(a)
Sarbanes-Oxley Act	3.5(c)
SEC	3.4
Section 16 Information	6.13
Securities Act	3.2(a)
SERP	3.11(c)
Subsidiary	3.1(c)
SunTrust	Preamble
SunTrust Articles	4.1(b)
SunTrust Bylaws	4.1(b)
SunTrust Capitalization Date	4.2(a)
SunTrust Common Stock	1.4(a)
SunTrust Disclosure Schedule	Art. IV
SunTrust Preferred Stock	4.2(a)
SunTrust Regulatory Agreement	4.5(b)
SunTrust Requisite Regulatory Approvals	7.2(d)

v

SunTrust SEC Reports	4.5(c)
SunTrust Stock Plans	4.2(a)
SunTrust Subsidiary	3.1(c)
Superior Proposal	6.10(a)
Surviving Corporation	Recitals
Tax(es)	3.10(b)
Tax Return	3.10(c)
Termination Fee	8.3(b)
Trust Account Common Shares	1.4(b)
Voting Agreements	Recitals
Voting Debt	3.2(a)
WARN Act	6.6(c)

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER is dated as of November 2, 2007 (this "Agreement"), by and among GB&T BANCSHARES, INC., a Georgia corporation ("GB&T"), and SUNTRUST BANKS, INC. ("SunTrust"), a Georgia corporation.

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of GB&T and SunTrust have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which GB&T will, on the terms and subject to the conditions set forth in this Agreement, merge with and into SunTrust (the "Merger"), so that SunTrust is the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation");

        WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g);

        WHEREAS, concurrently with the execution of this Agreement, each individual included on Schedule A attached hereto has executed an agreement (collectively, the "Voting Agreements") between such individual and SunTrust governing the voting of all shares of GB&T Common Stock (as defined herein) owned by such individual at the GB&T Shareholders Meeting (as defined herein); and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.

          (a)   Subject to the terms and conditions of this Agreement, in accordance with the Georgia Business Corporation Code (the "GBCC"), at the Effective Time GB&T shall merge with and into SunTrust. SunTrust shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Georgia. As of the Effective Time, the separate corporate existence of GB&T shall cease.

          (b)   SunTrust may at any time change the method of effecting the combination (including by providing for the merger of GB&T and a wholly owned subsidiary of SunTrust) if and to the extent SunTrust deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of GB&T's shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. GB&T shall, if requested by SunTrust, enter into one or more amendments to this Agreement prior to the Effective Time to effect any change permitted by the foregoing sentence.

        1.2    Effective Time.    The Merger shall become effective as set forth in the certificate of merger (the "Georgia Certificate of Merger") that shall be filed with the Secretary of State of the State of Georgia on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Georgia Certificate of Merger.

        1.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.

        1.4    Conversion of GB&T Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of SunTrust, GB&T or the holder of any of the following securities:

          (a)   Each share of common stock, $1.00 value per share, of SunTrust (the "SunTrust Common Stock") issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

          (b)   All shares of common stock, no par value per share, of GB&T issued and outstanding immediately before the Effective Time (the "GB&T Common Stock") that are owned, directly or indirectly, by GB&T or SunTrust (other than shares of GB&T Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares")) and other than shares of GB&T Common Stock held, directly or indirectly, by GB&T or SunTrust in respect of a debt previously contracted (any such shares, "DPC Common Shares") shall be cancelled and shall cease to exist and no stock of SunTrust and no other consideration shall be delivered in exchange therefor.

          (c)   Subject to Section 1.4(e), each share of GB&T Common Stock, except for shares of GB&T Common Stock owned by GB&T or SunTrust or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares and DPC Common Shares), shall be converted into the right to receive, without interest, that fraction of a fully paid and nonassessable share of SunTrust Common Stock (the "Merger Consideration") equal to 0.1562 (the "Exchange Ratio").

          (d)   All of the shares of GB&T Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of GB&T Common Stock (each, a "Certificate") shall thereafter represent only the right to receive the Merger Consideration (and, in the case of any fractional shares, cash in lieu thereof), into which the shares of GB&T Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(f), as well as any dividends to which holders of GB&T Common Stock become entitled in accordance with Section 2.2(c).

          (e)   If, after the date of this Agreement and prior to the Effective Time, the outstanding shares of SunTrust Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

        1.5    Stock Options and Other Stock-Based Awards.

          (a)   Unless otherwise noted, the provisions of this Section 1.5 pertain to all plans sponsored by GB&T under which options and other stock-based amounts are awarded, including the GB&T 2007 Omnibus Incentive Plan (the "2007 Plan") and the GB&T Stock Option Plan of 1997 (the "1997 Plan") (collectively, the "GB&T Stock Plans"); provided, however, that any accelerated vesting performed pursuant to this Section 1.5 shall only be performed if required by the terms of the applicable GB&T Stock Plan as in effect on the date hereof without any further action by GB&T.

          (b)   As of the Effective Time, if required by and in accordance with the terms of the applicable GB&T Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the GB&T Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such GB&T Stock Plans.

          (c)   As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of GB&T Common Stock granted to employees or directors of GB&T or any of its Subsidiaries under any of the GB&T Stock Plans that is outstanding immediately before the Effective Time (collectively, the "GB&T Options") shall be converted into an option (an "Adjusted Option") to purchase, on the same terms and conditions as applied to each such GB&T Option immediately before the Effective Time (taking into account any accelerated vesting of such GB&T Options in accordance with the terms thereof, including terms approved by the GB&T Board before the date of this Agreement as described on Section 1.5(c) of the GB&T Disclosure Schedule (as defined in Article III)), the number of whole shares of SunTrust Common Stock that is equal to the number of shares of GB&T Common Stock subject to such GB&T Option immediately before the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of SunTrust Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each such share of GB&T Common Stock subject to such GB&T Option immediately before the Effective Time divided by the Exchange Ratio. In the case of any GB&T Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the above formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code.

          (d)   As of the Effective Time, SunTrust shall assume the obligations and succeed to the rights of GB&T under the GB&T Stock Plans with respect to the Adjusted Options. GB&T and SunTrust agree that before the Effective Time each of the GB&T Stock Plans shall be amended, to the extent possible without requiring shareholder approval of such amendments, if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the conversion of GB&T Options granted to any employee or director of GB&T or any of its Subsidiaries under a GB&T Stock Plan that is outstanding immediately before the Effective Time pursuant to this Section 1.5 and the substitution of SunTrust for GB&T thereunder to the extent appropriate to effectuate the assumption of such GB&T Stock Plans by SunTrust. From and after the Effective Time, all references to GB&T (other than any references relating to a "change in control" of GB&T) in each GB&T Stock Plan and in each agreement evidencing any award of GB&T Options shall be deemed to refer to SunTrust, unless SunTrust determines otherwise.

          (e)   As of the Effective Time, each right of any kind, contingent or accrued, to receive shares of GB&T Common Stock or benefits measured by the value of a number of shares of GB&T Common Stock, and each award of any kind consisting of shares of GB&T Common Stock, granted under any other GB&T Benefit Plan (including restricted stock, restricted stock units, performance stock units, deferred stock units and dividend equivalents), other than GB&T Options (each, a "GB&T Stock-Based Award"), whether vested or unvested, which is outstanding or unsatisfied immediately prior to the Effective Time, shall cease to represent a right or award with respect to shares of GB&T Common Stock and shall be converted, at the Effective Time, into a right or award with respect to shares of SunTrust Common Stock (an "Assumed Stock-Based Award"), on the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable under the GB&T Stock-Based Awards (but taking into account any changes thereto, including the acceleration thereof, provided for in the GB&T Stock Plans or other GB&T Benefit Plan or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby). The number of shares of SunTrust Common Stock subject to each such Assumed Stock-Based Award shall be equal to the number of shares of GB&T Common Stock subject to the GB&T Stock-Based Award, multiplied by the Exchange Ratio (rounded down to the nearest whole share of SunTrust Common Stock). All dividend equivalents credited to the account of each holder of a GB&T Stock-Based Award as of the Effective Time shall remain credited to such holder's account immediately following the Effective Time.

          (f)    SunTrust shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of SunTrust Common Stock upon the exercise of the Adjusted Options and settlement of the Assumed Stock-Based Awards. On or as soon as reasonably practicable following the Closing Date (and in no event more than ten business days after the Closing Date), SunTrust shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act (as defined below) with respect to the issuance of the shares of SunTrust Common Stock subject to the Adjusted Options and the Assumed Stock-Based Awards and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

        1.6    Tax Consequences.    It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

        1.7    Board of Directors; Officers.    At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of SunTrust immediately prior to the Effective Time and the officers of the Surviving Corporation shall consist of the officers of SunTrust immediately prior to the Effective Time.

        1.8    Articles of Incorporation.    At the Effective Time, the Articles of Incorporation of SunTrust shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

        1.9    Bylaws.    At the Effective Time, the Bylaws of SunTrust shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

        2.1    Deposit of Merger Consideration.    At or before the Effective Time, SunTrust shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreeable to GB&T, or SunTrust's transfer agent, pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder certificates representing the number of shares of SunTrust Common Stock sufficient to deliver, and SunTrust shall instruct the Exchange Agent to timely deliver, the aggregate Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f)) (collectively, the "Exchange Fund") and SunTrust shall instruct the Exchange Agent to timely pay such cash in lieu of fractional shares, in accordance with this Agreement.

        2.2    Delivery of Merger Consideration.

          (a)   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record ("Holder") of Certificate(s) that immediately before the Effective Time represented outstanding shares of GB&T Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of SunTrust Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of SunTrust Common Stock to be issued or paid in consideration therefor in accordance with Section 2.2(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

          (b)   Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of GB&T Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of SunTrust Common Stock to be issued or paid in consideration therefor in respect of the shares of GB&T Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of SunTrust Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

          (c)   No dividends or other distributions with respect to SunTrust Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SunTrust Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of SunTrust Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of SunTrust Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the SunTrust Common Stock issuable with respect to such Certificate.

          (d)   In the event of a transfer of ownership of a Certificate representing GB&T Common Stock that is not registered in the stock transfer records of GB&T, the proper amount of shares of SunTrust Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such GB&T Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of SunTrust that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, SunTrust) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of SunTrust Common Stock otherwise payable pursuant to this Agreement to any holder of GB&T Common Stock such amounts as the Exchange Agent or SunTrust, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SunTrust, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of GB&T Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SunTrust, as the case may be.

          (e)   After the Effective Time, there shall be no transfers on the stock transfer books of GB&T of the shares of GB&T Common Stock that were issued and outstanding immediately before the Effective Time other than to settle transfers of GB&T Common Stock that occurred before the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of SunTrust Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

          (f)    Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of SunTrust Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to SunTrust Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SunTrust. In lieu of the issuance of any such fractional share, SunTrust shall pay to each former shareholder of GB&T who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the arithmetic average of the last reported per share sales prices of SunTrust Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for each of the five full consecutive NYSE trading days ending on the trading day immediately prior to the date of this Agreement (the "Market Price") by (ii) the fraction of a share (after taking into account all shares of GB&T Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of SunTrust Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (g)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of GB&T as of the first anniversary of the Effective Time may be paid to SunTrust. In such event, any former shareholders of GB&T who have not theretofore complied with this Article II shall thereafter look only to SunTrust with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the SunTrust Common Stock deliverable in respect of each share of GB&T Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of SunTrust, GB&T, the Exchange Agent or any other person shall be liable to any former holder of shares of GB&T Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h)   If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by SunTrust or the Exchange Agent, the posting by such person of a bond in such amount as SunTrust may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GB&T

        GB&T has delivered a disclosure schedule (the "GB&T Disclosure Schedule") to SunTrust in connection with the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of GB&T's covenants contained herein; provided, however, that the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on GB&T. Except as set forth on the GB&T Disclosure Schedule, and subject to the standard set forth in Section 9.2, GB&T hereby represents and warrants to SunTrust as follows:

        3.1    Corporate Organization.

          (a)   GB&T is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. GB&T has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

          (b)   GB&T is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True, complete and correct copies of the Articles of Incorporation of GB&T, as amended (the "GB&T Articles"), and the Bylaws of GB&T (the "GB&T Bylaws"), as in effect as of the date of this Agreement, have previously been made available to SunTrust.

          (c)   Each of GB&T's Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each GB&T Subsidiary, copies of which have previously been made available to SunTrust, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word "Subsidiary," when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles ("GAAP"), and the terms "GB&T Subsidiary" and "SunTrust Subsidiary" shall mean any direct or indirect Subsidiary of GB&T and SunTrust, respectively.

          (d)   The deposit accounts of GB&T's bank Subsidiaries are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

        3.2    Capitalization.

          (a)   The authorized capital stock of GB&T consists of 20,000,000 shares of GB&T Common Stock, of which, as of October 31, 2007 (the "GB&T Capitalization Date"), 14,230,796 shares were issued and outstanding. As of the GB&T Capitalization Date, no shares of GB&T Common Stock were reserved for issuance except for shares of GB&T Common Stock reserved for issuance in connection with stock options under the GB&T Stock Plans, of which 3,000,000 were authorized and options to purchase 695,496 shares of GB&T Common Stock were outstanding as of the GB&T Capitalization Date. All of the issued and outstanding shares of GB&T Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of GB&T having the right to vote on any matters on which its shareholders may vote ("Voting Debt") are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the GB&T Stock Plans as set forth herein, GB&T does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of GB&T Common Stock, Voting Debt or any other equity securities of GB&T or any securities representing the right to purchase or otherwise receive any shares of GB&T Common Stock, Voting Debt or other equity securities of GB&T. As of the date of this Agreement, and except as set forth in Section 3.2(a) of the GB&T Disclosure Schedule, there are no contractual obligations of GB&T or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of GB&T or any equity security of GB&T or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of GB&T or its Subsidiaries or (ii) pursuant to which GB&T or any of its Subsidiaries is or could be required to register shares of GB&T capital stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"). Other than the GB&T Options or as set forth on Section 3.2(a) of the GB&T Disclosure Schedule, no equity-based awards are outstanding as of the GB&T Capitalization Date. Except as set forth on Section 3.2(a) of the GB&T Disclosure Schedule, since January 1, 2007 through the date hereof, GB&T has not (A) issued or repurchased any shares of GB&T Common Stock, Voting Debt or other equity securities of GB&T other than (1) the issuance of shares of GB&T Common Stock in connection with the exercise of stock options to purchase GB&T Common Stock granted under the GB&T Stock Plans that were outstanding on January 1, 2007 or (2) shares repurchased pursuant to the authority of the GB&T Board as described in the GB&T SEC Reports, or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the GB&T Stock Plans. Each option granted under a GB&T Stock Plan (1) was granted in compliance with all applicable laws and all the terms and conditions of the GB&T Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of GB&T Common Stock at the close of business on the date of such grant or the immediately preceding date, (3) has a grant date identical to the date on which the option granted under a GB&T Stock Plan was actually granted, and (4) qualified for the tax and accounting treatment afforded to such option granted under a GB&T Stock Plan in a GB&T's tax returns and GB&T's financial statements, respectively.

          (b)   Except as set forth on Section 3.2(b) of the GB&T Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of GB&T are owned by GB&T, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such GB&T Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          (c)   Section 3.2(c) of the GB&T Disclosure Schedule sets forth GB&T's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any person other than a GB&T Subsidiary, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

        3.3    Authority; No Violation.

          (a)   GB&T has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of GB&T (the "GB&T Board"). The GB&T Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of GB&T and its shareholders, has recommended that GB&T's shareholders vote in favor of the Merger, on substantially the terms and conditions set forth in this Agreement, and has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to GB&T's shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GB&T Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of GB&T are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GB&T and (assuming due authorization, execution and delivery by SunTrust) constitutes the valid and binding obligation of GB&T, enforceable against GB&T in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

          (b)   Neither the execution and delivery of this Agreement by GB&T nor the consummation by GB&T of the transactions contemplated hereby, nor compliance by GB&T with any of the terms or provisions of this Agreement, will (i) violate any provision of the GB&T Articles or the GB&T Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to GB&T, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GB&T or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GB&T or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

        3.4    Consents and Approvals.    Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, the Federal Reserve Act, as amended, and the Georgia Department of Banking and Finance (the "DBF") and approval of such applications and notices, (b) the filing of any required applications, filings or notices with the FDIC and any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a "Governmental Entity") and approval of such applications, filings and notices (the "Other Regulatory Approvals"), (c) the filing with the Securities and Exchange Commission (the "SEC") of a Proxy Statement in definitive form relating to the meeting of GB&T's shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the "Proxy Statement") and of a registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(f), (d) the filing of the Georgia Certificate of Merger with the Secretary of State of the State of Georgia pursuant to the GBCC, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable rules and regulations of the Nasdaq Global Select Market, (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if any, and (g) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of SunTrust Common Stock pursuant to this Agreement and approval of listing of such SunTrust Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by GB&T of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by GB&T of this Agreement.

        3.5    Reports; Regulatory Matters.

          (a)   Except as set forth on Section 3.5(a) of the GB&T Disclosure Schedule, GB&T and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, (iv) any foreign regulatory authority, (v) any applicable industry self-regulatory organization, and (vi) the SEC (collectively, "Regulatory Agencies") and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of GB&T and its Subsidiaries, or as disclosed in the GB&T SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004 or has pending any proceeding, enforcement action or, to the knowledge of GB&T, investigation into the business, disclosures or operations of GB&T or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the GB&T Disclosure Schedule or as disclosed in the GB&T SEC Reports, since January 1, 2004, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of GB&T, investigation into the business, disclosures or operations of GB&T or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the GB&T Disclosure Schedule, there is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of GB&T or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the GB&T Disclosure Schedule, since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of GB&T or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in GB&T's ordinary course of business or as disclosed in the GB&T SEC Reports).

          (b)   Except as set forth on Section 3.5(b) of the GB&T Disclosure Schedule or as disclosed in the GB&T SEC Reports, neither GB&T nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2004 a recipient of any supervisory letter from, or since January 1, 2004 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity (each item in this sentence, a "GB&T Regulatory Agreement"), nor has GB&T or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such GB&T Regulatory Agreement. Except as set forth on Section 3.5(b) of the GB&T Disclosure Schedules, to the knowledge of GB&T, there has not been any event or occurrence since January 1, 2004 that would result in a determination that GB&T's bank Subsidiaries are not "well capitalized" and "well managed" as a matter of U.S. federal banking law, and there has been no notification or communication from any Governmental Entity (i) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

          (c)   GB&T has previously made available to SunTrust an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by GB&T since January 1, 2004 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and before the date of this Agreement (the "GB&T SEC Reports"). No such GB&T SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all GB&T SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of GB&T has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").

        3.6    Financial Statements.

          (a)   The financial statements of GB&T and its Subsidiaries included (or incorporated by reference) in the GB&T SEC Reports (including the related notes, where applicable), as well as the financial statements of GB&T and its Subsidiaries for the fiscal quarter ended September 30, 2007 that have been provided to SunTrust (including any notes thereto), (i) have been prepared from, and are in accordance with, the books and records of GB&T and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of GB&T and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as of their respective dates of filing with the SEC (or in the case of the September 30, 2007 financial statements, as of the date hereof), in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of GB&T and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Mauldin & Jenkins, LLC has served as independent registered public accountant for GB&T for all periods covered in the GB&T SEC Reports and through the fiscal quarter ended September 30, 2007; such firm has not resigned or been dismissed as independent public accountants of GB&T as a result of or in connection with any disagreements with GB&T on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Neither GB&T nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of GB&T included in the financial statements of GB&T for the fiscal quarter ended September 30, 2007 (including any notes thereto) that have been provided to SunTrust and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2007 or in connection with this Agreement and the transactions contemplated hereby.

          (c)   Except as set forth on Section 3.6(c) of the GB&T Disclosure Schedules, since December 31, 2006, (i) through the date hereof, neither GB&T nor any of its Subsidiaries nor, to the knowledge of the officers of GB&T, any director, officer, employee, auditor, accountant or representative of GB&T or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of GB&T or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that GB&T or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing GB&T or any of its Subsidiaries, whether or not employed by GB&T or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by GB&T or any of its officers, directors, employees or agents to the GB&T Board or any committee thereof or to any director or officer of GB&T.

        3.7    Broker's Fees.    Neither GB&T nor any GB&T Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the GB&T Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to SunTrust.

        3.8    Absence of Certain Changes or Events.

          (a)   Except as set forth in the GB&T SEC Reports and the financial statements of GB&T and its Subsidiaries for the fiscal quarter ended September 30, 2007 that have been provided to SunTrust, since December 31, 2006, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on GB&T. As used in this Agreement, the term "Material Adverse Effect" means, with respect to SunTrust, GB&T or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including national emergencies, the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby or compliance with the terms hereof, (E) actions or omissions of SunTrust or GB&T taken with the prior written consent of the other in contemplation of the transactions contemplated hereby or required hereunder or (F) the application of SunTrust's credit quality standards (as opposed to GB&T's credit quality standards) in determining GB&T's non-performing assets; and provided, further, that, with respect to this clause (i) a Material Adverse Effect shall be deemed to include the circumstances and conditions discussed in clauses (A), (B) and (C) to the extent such changes have a disproportionate impact on either SunTrust and its Subsidiaries or GB&T and its Subsidiaries (on a consolidated basis, in each respective case), as the case may be, in comparison to the banking industry generally, or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

          (b)   Since December 31, 2006 through and including the date of this Agreement, GB&T and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

          (c)   Except as set forth on Section 3.8 of the GB&T Disclosure Schedule, since December 31, 2006, neither GB&T nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the GB&T Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any stock appreciation rights or options to purchase shares of GB&T Common Stock, any restricted shares of GB&T Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the GB&T Stock Plans, (iii) changed any accounting methods, principles or practices of GB&T or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any GB&T Common Stock, other than customary dividends, (vi) except for the issuance of stock options granted under the GB&T Stock Plan as described in Section 3.2(a) and as disclosed on Section 3.2(a) of the GB&T Disclosure Schedule, effected or authorized any issuance, split, combination or reclassification of GB&T Common Stock or the capital stock of any GB&T Subsidiary, or (vii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

        3.9    Legal Proceedings.

          (a)   Except as disclosed on Section 3.9 of the GB&T Disclosure Schedule and for routine loan collection or foreclosure actions initiated by GB&T's bank Subsidiaries in the ordinary course of business, neither GB&T nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of GB&T, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against GB&T or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9 of the GB&T Disclosure Schedule and none of the routine loan collection or foreclosure actions initiated by GB&T's bank Subsidiaries in the ordinary course of business would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GB&T.

          (b)   There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon GB&T, any of its Subsidiaries or the assets of GB&T or any of its Subsidiaries.

        3.10    Taxes and Tax Returns.

          (a)   Each of GB&T and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (except as set forth on Section 3.10(a)(1) of the GB&T Disclosure Schedule, all such returns being accurate and complete in all material respects and prepared in substantial compliance with all applicable laws and regulations), has paid all Taxes due and owing by such entity (whether or not shown on such Tax Returns). Each of GB&T and its Subsidiaries has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent, or are being contested in good faith by GB&T or its Subsidiaries as disclosed on Section 3.10(a)(2) of the GB&T Disclosure Schedule, have not been finally determined and have been adequately reserved against. GB&T and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Except as set forth on Section 3.10(a)(1) or (a)(2) of the GB&T Disclosure Schedule, to the knowledge of GB&T and its Subsidiaries, GB&T and its Subsidiaries are not subject to examination, investigation, audit or administrative or judicial proceeding by the Internal Revenue Service ("IRS") or any foreign, state or local taxing authority (including jurisdictions where GB&T and/or its Subsidiaries have not filed Tax Returns) and have not received any notice indicating an intent to open such audit, investigation, review or proceeding. There are no material disputes pending, or claims asserted, for Taxes or assessments upon GB&T or any of its Subsidiaries for which GB&T does not have adequately disclosed reserves that are sufficient under GAAP. Neither GB&T nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither GB&T nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither GB&T nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GB&T and its Subsidiaries). Within the past five years, neither GB&T nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code. Neither GB&T nor any of its Subsidiaries is required to include in income, in any Taxable period after the date hereof, any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by GB&T or any of its Subsidiaries. Neither GB&T nor any of its Subsidiaries is required to include in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any "closing agreement" as described in Section 7121 of the Code, intercompany transactions or excess loss account described in the Treasury Regulations under Section 1502 of the Code or installment sale or open transaction disposition made prior to the date hereof. Neither GB&T nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1) or acted as a material advisor within the meaning of Section 6111(b) of the Code with respect to any reportable transaction. No power of attorney has been granted by GB&T or any of its Subsidiaries with respect to any matter relating to Taxes, except as disclosed on Schedule 3.10(a)(3) of the GB&T Disclosure Schedule. Neither GB&T nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law). GB&T and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that are reasonably likely to give rise to a "substantial understatement" of federal income Tax within the meaning of Section 6662 of the Code. Since September 30, 2000, no claim has ever been made by an authority in a jurisdiction where GB&T or any of its Subsidiaries does not file Tax Returns that GB&T or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. To the knowledge of GB&T and its Subsidiaries, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of GB&T or any of its Subsidiaries and there are no such Liens that are pending. Neither GB&T nor any of its Subsidiaries has directly or indirectly owned an interest in a real estate investment trust or any legal entity whose purpose is to hold and manage investment securities. Neither GB&T nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is GB&T. Neither GB&T nor any of its Subsidiaries has issued or assumed any corporate acquisition indebtedness (within the meaning of Section 279(b) of the Code), or any obligation described in Section 279(a)(2) of the Code. Except as disclosed on Section 3.10(a)(4) of the GB&T Disclosure Schedule, neither GB&T nor any of its Subsidiaries owns any direct or indirect interest in an entity that is characterized as a partnership for Tax purposes. No excess loss account (within the meaning of Treasury Regulation Section 1.1502-19) exists with respect to GB&T or its Subsidiaries. GB&T has received the Georgia Department of Revenue's approval letter permitting GB&T and its Subsidiaries to file a consolidated income tax return in Georgia.

          (b)   As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, license, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added, alternative or add-on minimum, estimated and all other taxes, charges, duties, levies or any other governmental charges of any kind whatsoever that may be imposed by a governmental entity, whether disputed or not, together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

          (c)   As used in this Agreement, the term "Tax Return" means a report, return, claim for refund, declaration or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes GB&T or any of its Subsidiaries, including any schedule or attachment thereto and any estimated returns.

          (d)   GB&T has made available to SunTrust true, correct and complete copies of all Tax Returns of GB&T and its Subsidiaries (together with any examinations or audit reports and work papers) for taxable years ended on or after December 31, 2004.

        3.11    Employee Matters.

          (a)   Section 3.11(a) of the GB&T Disclosure Schedule sets forth a true, complete and correct list of each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of GB&T or any of its Subsidiaries entered into, maintained or contributed to by GB&T or any of its Subsidiaries or to which GB&T or any of its Subsidiaries is obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the "GB&T Benefit Plans").

          (b)   With respect to each GB&T Benefit Plan, GB&T has made available to SunTrust true, complete and correct copies of the following (as applicable): (i) the written document evidencing such GB&T Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iii) all amendments, modifications or supplements to any such document; (iv) the most recent actuarial report; (v) the most recent determination letter from the IRS; (vi) the most recent Form 5500 required to have been filed with the Department of Labor, including all schedules thereto; (vii) any notices or other communication to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such GB&T Benefit Plan; and (vii) a list of each person who has options to purchase GB&T Common Stock or has units or other awards outstanding under any stock option or other equity-based plan, program or arrangement sponsored by GB&T or any of its Subsidiaries, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 3.11(b) of the GB&T Disclosure Schedule sets forth as of June 30, 2007 the accrued liability, if any, for any such plans, programs and arrangements.

          (c)   Except as set forth on Section 3.11(c) of the GB&T Disclosure Schedule: (i) GB&T and each of its Subsidiaries have operated and administered each GB&T Benefit Plan in compliance in all material respects with all applicable laws and the terms of each such plan; (ii) each GB&T Benefit Plan that is intended to be "qualified" under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of GB&T, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such GB&T Benefit Plan; (iii) each such GB&T Benefit Plan has received a favorable determination letter from the IRS (covering all changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA")) that such GB&T Benefit Plan is so qualified under Section 401(a) of the Code, the scope of such determination letter is complete and does not exclude consideration of any of the qualification requirements, and nothing has occurred that will adversely affect the qualified status of any such Benefit Plan; (iv) each such GB&T Benefit Plan was timely amended and operated in compliance with all applicable changes in law, regulations and IRS requirements enacted or adopted subsequent to the required changes commonly referred to as "GUST", including but not limited to, EGTRRA good faith amendments and amendments and operations to comply with Revenue Ruling 2001-62, IRS Notice 2001-37, Revenue Ruling 2002-27, IRS Notice 2005-5, the final and temporary regulations under Sections 401(a) (9), (k) and (m) of the Code; (v) with respect to each such GB&T Benefit Plan, either an application for a new determination letter was filed by the end of such GB&T Benefit Plan's applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied; (vi) each GB&T Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c) of the GB&T Disclosure Schedule contains (1) a list of assets that are maintained or used to informally fund such plan, (2) an analysis of the emerging liabilities of any supplemental executive retirement plans (the "SERPs") and (3) an analysis of the cash surrender value of the split dollar insurance policies held pursuant to the SERPs; (vii) any trust agreement supporting such plan has been provided as described in Section 3.11(b)(ii); (viii) there are no pending or, to the knowledge of GB&T, threatened or anticipated claims by, on behalf of or against any of the

  GB&T Benefit Plans or any assets thereof (other than routine claims for benefits); and (ix) all contributions, premiums and other payments required to be made with respect to any GB&T Benefit Plan have been made on or before their due dates under applicable law and the terms of such GB&T Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any GB&T Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of GB&T included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since June 30, 2007.

          (d)   No GB&T Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither GB&T nor any of its Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the GB&T Benefit Plans and, to the knowledge of GB&T, no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to GB&T or any of its Subsidiaries.

          (e)   Except as disclosed on Section 3.11(e) of the GB&T Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of GB&T or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

          (f)    Except as disclosed on Section 3.11(f) of the GB&T Disclosure Schedule, to the knowledge of GB&T, no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any GB&T Benefit Plan or with respect to GB&T, its Subsidiaries or any party-in-interest.

          (g)   Except as disclosed on Section 3.11(g) of the GB&T Disclosure Schedule, no payment made or to be made in respect of any employee or former employee of GB&T or any of its Subsidiaries would not be fully deductible pursuant to Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

          (h)   Neither GB&T nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of GB&T or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of GB&T, threatened and neither GB&T nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither GB&T nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of GB&T and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

          (i)    Section 3.11(i)(1) of the GB&T Disclosure Schedule sets forth a true, complete and correct list of employment agreements, retention agreements and change-in-control agreements with each of GB&T's employees, copies of which have been made available to SunTrust. Each of the employment agreements, retention agreements and change-in-control agreements set forth on Section 3.11(i)(1) of the GB&T Disclosure Schedule is valid and binding and in full force and effect. Except as disclosed in Section 3.11(i)(2) of the GB&T Disclosure Schedule, neither GB&T nor any of its Subsidiaries has made any commitment, oral or written, to assume or to reimburse or gross up any employee for excise taxes, penalties, additional income taxes or any other amounts charged to such employee as a result of any payments that are "excess parachute payments" within the meaning of Section 280G of the Code or that violate the requirements of Section 409A of the Code.

          (j)    Except as disclosed in Section 3.11(j) of the GB&T Disclosure Schedule (which shall contain the actuarial present value of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither GB&T nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under Section 601 et seq. of ERISA and Section 4980B of the Code.

          (k)   Except as disclosed in Section 3.11(k) of the GB&T Disclosure Schedule, neither GB&T nor any of its Subsidiaries maintains, or has ever maintained, any plan that provides post-employee life or health insurance benefits, provides pension benefits under a defined benefit plan, or is or could be classified as a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

          (l)    Section 3.11(l) of the GB&T Disclosure Schedule sets forth the name of each nonqualified deferred compensation plan that is subject to Section 409A of the Code or is exempt from Section 409A of the Code. Except as disclosed in Section 3.11(l) of the GB&T Disclosure Schedule, each such nonqualified deferred compensation plan will be amended to comply with or to be exempt from Section 409A no later than December 31, 2007, or such later date as the IRS may allow by announcement, notice or other publication.

        3.12    Compliance with Applicable Law.    GB&T and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to GB&T or any of its Subsidiaries. Except for trust services provided in the ordinary course of business by GB&T and its Subsidiaries and other than as required by (and in conformity with) law, neither GB&T nor any GB&T Subsidiary acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor. Since the enactment of the Sarbanes-Oxley Act, GB&T has been and is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to GB&T and its Subsidiaries and their respective businesses. Section 3.12 of the GB&T Disclosure Schedule sets forth a schedule of all officers and directors of GB&T who have outstanding loans from GB&T or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

        3.13    Certain Contracts.

          (a)   Except as disclosed on Section 3.13(a) of the GB&T Disclosure Schedule, neither GB&T nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from SunTrust, GB&T, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of GB&T or any Subsidiary thereof, (iii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the GB&T SEC Reports filed before the date hereof, (iv) that materially restricts the conduct of any line of business by GB&T or, to the knowledge of GB&T, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the GB&T Disclosure Schedule, is referred to as an "GB&T Contract," and neither GB&T nor any of its Subsidiaries knows of, or has received notice of, any material violation of any GB&T Contract by any of the other parties thereto.

          (b)   (i) Each GB&T Contract is valid and binding on GB&T or its applicable Subsidiary and is in full force and effect, (ii) GB&T and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each GB&T Contract and (iii) except as set forth on Section 3.13(b) of the GB&T Disclosure Schedule, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of GB&T or any of its Subsidiaries under any such GB&T Contract.

        3.14    Risk Management Instruments.

          (a)   "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivative Transactions" shall not include any GB&T Stock Option.

          (b)   All Derivative Transactions, whether entered into for the account of GB&T or any of its Subsidiaries or for the account of a customer of GB&T or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by GB&T and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of GB&T or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. GB&T and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to GB&T's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        3.15    Investment Securities and Commodities.

          (a)   Except as would not reasonably be expected to have a Material Adverse Effect on GB&T, each of GB&T and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of GB&T or its Subsidiaries. Such securities and commodities are valued on the books of GB&T in accordance with GAAP in all material respects.

          (b)   GB&T and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the "Policies, Practices and Procedures") that GB&T believes are prudent and reasonable in the context of such businesses. Before the date hereof, GB&T has made available to SunTrust in writing its material Policies, Practices and Procedures.

        3.16    Property.    GB&T or one of its Subsidiaries (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in such GB&T SEC Reports as being owned by GB&T or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Owned Properties"), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by GB&T on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as conducted by GB&T on the date hereof (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such GB&T SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Leased Properties" and, collectively with the Owned Properties, the "Real Property"), free and clear of all Liens of any nature whatsoever encumbering GB&T's or one of its Subsidiaries' leasehold estate, except for Permitted Encumbrances, and except as set forth on Section 3.16 of the GB&T Disclosure Schedule, is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the GB&T or one of its Subsidiaries or, to GB&T's knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of GB&T, threatened condemnation proceedings against the Real Property. GB&T and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

        GB&T currently maintains (or causes to be maintained) insurance on all its property, including the Real Property in amounts, scope and coverage reasonably necessary for its operations. GB&T has not received any written notice of termination, nonrenewal or premium adjustment for such policies.

        3.17    Intellectual Property.    GB&T and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by GB&T and its Subsidiaries does not, to the knowledge of GB&T, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which GB&T or any Subsidiary acquired the right to use any Intellectual Property. To GB&T's knowledge, no person is challenging, infringing on or otherwise violating any right of GB&T or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to GB&T or its Subsidiaries. Neither GB&T nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by GB&T and its Subsidiaries and, to GB&T's knowledge, no Intellectual Property owned and/or licensed by GB&T or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

        3.18    Environmental Liability.    There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of GB&T or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance (collectively, "Environmental Laws"), including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of GB&T, threatened against GB&T or any of its Subsidiaries. To the knowledge of GB&T, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of GB&T or any of its Subsidiaries. Neither GB&T nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. Each of GB&T and its Subsidiaries is and has been, and all properties foreclosed upon by GB&T or any of its Subsidiaries are, in compliance with all applicable Environmental Laws.

        3.19    Leases.    Section 3.19 of the GB&T Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $100,000 to which GB&T or any Subsidiary is a party and (b) a list of each parcel of real property leased by GB&T or any Subsidiary together with the current annual rent (each, a "Property Lease"). Each Property Lease is valid and binding on GB&T or its applicable Subsidiary and is in full force and effect. GB&T and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each

Property Lease. Neither GB&T nor any of its Subsidiaries is in material default under any Property Lease beyond any applicable notice and cure period.

        3.20    Securitizations.    Except as provided on Section 3.20 of the GB&T Disclosure Schedule, GB&T is not a party to any agreement securitizing any of its assets.

        3.21    Reorganization; Approvals.    As of the date of this Agreement, GB&T (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

        3.22    Opinion.    Before the execution of this Agreement, the GB&T Board has received an opinion from Keefe Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of GB&T from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.23    GB&T Information.    The information relating to GB&T and its Subsidiaries that is provided by GB&T or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to GB&T and other portions within the reasonable control of GB&T will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        3.24    State Takeover Law.    The GB&T Board has approved the transactions contemplated by this Agreement and the Voting Agreements such that no "moratorium," "control share," "fair price," "business combination" or other anti-takeover laws are applicable to the Merger or any transactions contemplated therein.

        3.25    Loan Portfolio.

          (a)   GB&T has made available to SunTrust a listing, as of September 30, 2007, of the following: (i) each borrower, customer or other party which has notified GB&T or its Subsidiaries during the past 12 months of, or has asserted against GB&T or its Subsidiaries, in each case in writing, any "lender liability" or similar claim; (ii) (A) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and interest-bearing assets) payable to GB&T or its Subsidiaries (each, a "Loan" and collectively, the "Loans"), other than "nonaccrual" Loans, (B) the aggregate outstanding principal amount of all "nonaccrual" Loans, (C) a summary of all Loans designated as of such date by either GB&T, its accountants (whether internal or external) or its auditors (whether internal or external) as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List" or words of similar import, including the aggregate principal amount of such Loans and the amount of specific reserves with respect to all such Loans, (D) any Loan where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loan is less than 90 days past due, (E) any Loan where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay and (F) any Loan where a specific reserve allocation exists in connection therewith; and (iii) all other assets classified by GB&T or its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Since September 30, 2007, no Loans have been designated by either GB&T, its accountants (whether internal or external) or its auditors (whether internal or external) as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List" or words of similar import, except for such Loans that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on GB&T.

          (b)   Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens in favor of GB&T or its Subsidiaries that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by GB&T or its Subsidiaries, and all such Loans purchased by GB&T or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and GB&T or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

          (c)   Except as disclosed in the GB&T SEC Reports or in the financial statements of GB&T and its Subsidiaries for the fiscal quarter ended September 30, 2007 that have been provided to SunTrust, since December 31, 2006, neither GB&T nor any of its Subsidiaries has incurred any unusual or extraordinary loan losses which are material to GB&T and its Subsidiaries on a consolidated basis; to GB&T's knowledge and in light of their historical loan loss experiences and their managements' analyses of the quality and performance of their loan portfolios, as of September 30, 2007, their reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management of GB&T and its Subsidiaries' continuing review and evaluation of the loan portfolio and their judgment as to the impact of economic conditions on the portfolio.

        3.26    Administration of Fiduciary Accounts.    GB&T and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither GB&T nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

        3.27    Internal Controls.    The records, systems, controls, data and information of GB&T and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GB&T or its Subsidiaries or accountants (including all means of access thereto and therefrom). Except as disclosed in the GB&T SEC Reports, since December 31, 2000, GB&T and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. GB&T (i) has designed disclosure controls and procedures to ensure that material information relating to GB&T, including its consolidated Subsidiaries, is made known to the management of GB&T by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to GB&T's auditors and the audit committee of GB&T's Board (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect GB&T's ability to record, process, summarize and report financial data and have identified for GB&T's auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in GB&T's internal controls. GB&T has made available to SunTrust the disclosures made by management to GB&T's auditors and audit committee since January 1, 2004.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SUNTRUST

        SunTrust has delivered a disclosure schedule (the "SunTrust Disclosure Schedule") to GB&T in connection with the execution of this Agreement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of SunTrust's covenants contained herein. Except as set forth on the SunTrust Disclosure Schedule, and subject to the standard set forth in Section 9.2, SunTrust hereby represents and warrants to GB&T as follows:

        4.1    Corporate Organization.

          (a)   SunTrust is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. SunTrust and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

          (b)   SunTrust is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Articles of Incorporation of SunTrust, as amended (the "SunTrust Articles") and Bylaws of SunTrust (the "SunTrust Bylaws"), as in effect as of the date of this Agreement, have previously been made available to GB&T.

          (c)   Each SunTrust Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        4.2    Capitalization.

          (a)   The authorized capital stock of SunTrust consists of 750,000,000 shares of SunTrust Common Stock, of which, as of October 30, 2007 (the "SunTrust Capitalization Date"), 349,458,350 shares were issued and outstanding, and 50,000,000 shares of preferred stock, no par value (the "SunTrust Preferred Stock"), of which, as of the SunTrust Capitalization Date, (i) 50,000,000 shares were authorized and 5,000 shares were issued and outstanding. As of the SunTrust Capitalization Date, no shares of SunTrust Common Stock or SunTrust Preferred Stock were reserved for issuance, except for no more than 35,000,000 shares of SunTrust Common Stock reserved for issuance pursuant to the equity-based compensation plans of SunTrust or a Subsidiary of SunTrust in effect as of the date of this Agreement (the "SunTrust Stock Plans") and 5,010 shares of SunTrust Preferred Stock reserved for issuance pursuant to the Stock Purchase Contract Agreement, dated as of October 25, 2006, by and between SunTrust Banks, Inc. and SunTrust Preferred Capital I. All of the issued and outstanding shares of SunTrust Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of SunTrust is issued or outstanding. As of the SunTrust Capitalization Date, except as disclosed in the SunTrust SEC Reports and/or pursuant to this Agreement, the SunTrust Stock Plans, the terms of the SunTrust Preferred Stock and stock repurchase plans entered into by SunTrust from time to time, SunTrust does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of SunTrust Common Stock, SunTrust Preferred Stock, Voting Debt of SunTrust or any other equity securities of SunTrust or any securities representing the right to purchase or otherwise receive any shares of SunTrust Common Stock, SunTrust Preferred Stock, Voting Debt of SunTrust or other equity securities of SunTrust. The shares of SunTrust Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b)   Except as disclosed in the SunTrust SEC Reports, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of SunTrust are owned by SunTrust, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights.

        4.3    Authority; No Violation.

          (a)   SunTrust has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of SunTrust and no other corporate proceedings on the part of SunTrust are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SunTrust and (assuming due authorization, execution and delivery by GB&T) constitutes the valid and binding obligations of SunTrust, enforceable against SunTrust in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

          (b)   Neither the execution and delivery of this Agreement by SunTrust, nor the consummation by SunTrust of the transactions contemplated hereby, nor compliance by SunTrust with any of the terms or provisions of this Agreement, will (i) violate any provision of the SunTrust Articles or the SunTrust Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to SunTrust, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SunTrust or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SunTrust or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

        4.4    Consents and Approvals.    Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and any applicable state regulatory agencies and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the

SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.5(e), (d) the filing of the Georgia Certificate of Merger with the Secretary of State of the State of Georgia pursuant to the GBCC and the filing of the, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable rules and regulations of the NYSE or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of SunTrust Common Stock pursuant to this Agreement and approval of listing of such SunTrust Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by SunTrust of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by SunTrust of this Agreement.

        4.5    Reports; Regulatory Matters.

          (a)   SunTrust and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of SunTrust and its Subsidiaries, or as disclosed in the SunTrust SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2004 or has pending any proceeding, enforcement action or, to the knowledge of SunTrust, investigation into the business, disclosures or operations of SunTrust or any of its Subsidiaries. Since January 1, 2004, except as disclosed in the SunTrust SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of SunTrust, investigation into the business, disclosures or operations of SunTrust or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of SunTrust or any of its Subsidiaries. Since January 1, 2004, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of SunTrust or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in SunTrust's ordinary course of business or as disclosed in the SunTrust SEC Reports).

          (b)   Except as disclosed in the SunTrust SEC Reports, neither SunTrust nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a "SunTrust Regulatory Agreement"), nor has SunTrust or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such SunTrust Regulatory Agreement.

          (c)   SunTrust has previously made available to GB&T an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by SunTrust since January 1, 2004 pursuant to the Securities Act or the Exchange Act and before the date of this Agreement (the "SunTrust SEC Reports"). No such SunTrust SEC Report or communication, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SunTrust SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of SunTrust has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

        4.6    Financial Statements.

          (a)   The financial statements of SunTrust and its Subsidiaries included (or incorporated by reference) in the SunTrust SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SunTrust and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of SunTrust and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and except as contemplated by SEC Regulation G regarding the use of non-GAAP financial measures. The books and records of SunTrust and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP served as independent registered public accountant for SunTrust from January 1, 2004 through SunTrust's 2006 fiscal year (which ended December 31, 2006), and Ernst & Young LLP has served as independent registered public accountant for SunTrust since the beginning of SunTrust's 2007 fiscal year (which began January 1, 2007) to the present date; such firms have not resigned or been dismissed as independent public accountants of SunTrust as a result of or in connection with any disagreements with SunTrust on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Neither SunTrust nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SunTrust included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007 or in connection with this Agreement and the transactions contemplated hereby.

          (c)   Since December 31, 2006, (i) through the date hereof, neither SunTrust nor any of its Subsidiaries nor, to the knowledge of the officers of SunTrust, any director, officer, employee, auditor, accountant or representative of SunTrust or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SunTrust or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SunTrust or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SunTrust or any of its Subsidiaries, whether or not employed by SunTrust or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SunTrust or any of its officers, directors, employees or agents to the Board of Directors of SunTrust or any committee thereof or to any director or officer of SunTrust.

        4.7    Broker's Fees.    Neither SunTrust nor any SunTrust Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the SunTrust Disclosure Schedule.

        4.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2006, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on SunTrust.

          (b)   Except as disclosed in the SunTrust SEC Reports, since December 31, 2006 through and including the date of this Agreement, SunTrust and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

        4.9    Legal Proceedings.

          (a)   Except as disclosed in the SunTrust SEC Reports, none of SunTrust or any of its Subsidiaries is a party to any, and there are no pending or, to the best of SunTrust's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SunTrust or any of its Subsidiaries.

          (b)   There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon SunTrust, any of its Subsidiaries or the assets of SunTrust or any of its Subsidiaries.

        4.10    Taxes and Tax Returns.    Each of SunTrust and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Except as disclosed in the SunTrust SEC Reports, there are no material disputes pending, or claims asserted, for Taxes or assessments upon SunTrust or any of its Subsidiaries for which SunTrust does not have reserves that are adequate under GAAP.

        4.11    Compliance with Applicable Law.    SunTrust and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to SunTrust or any of its Subsidiaries.

        4.12    Reorganization; Approvals.    As of the date of this Agreement, SunTrust (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

        4.13    SunTrust Information.    The information relating to SunTrust and its Subsidiaries that is provided by SunTrust or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to SunTrust and other portions within the reasonable control of SunTrust will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of GB&T's Business Before the Effective Time.    Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of SunTrust, during the period from the date of this Agreement to the Effective Time, GB&T shall, and shall cause each GB&T Subsidiary, to:

          (a)   conduct its business in the ordinary course in all material respects;

          (b)   use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

          (c)   take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either GB&T or SunTrust to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        5.2    GB&T Forbearances.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the GB&T Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, GB&T shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of SunTrust:

          (a)   other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, purchases of brokered certificates of deposit, sales of certificates of deposit and entering into repurchase agreements);

         (b)    (i)  adjust, split, combine or reclassify any of its capital stock;

             (ii)  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends per share of GB&T Common Stock consistent with past practice, subject to Section 6.12, (B) dividends paid by any of the Subsidiaries of GB&T to GB&T or to any of its wholly owned Subsidiaries, (C) the acceptance of shares of GB&T Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of (or settlement of other equity-based awards in respect of GB&T Common Stock granted under a GB&T Stock Plan, in each case in accordance with past practice and the terms of the applicable GB&T Stock Plan and related award agreements) and (D) open-market purchases pursuant to the GB&T retirement savings and DRIP plans;

            (iii)  grant any stock options, restricted shares or other equity-based award with respect to shares of GB&T Common Stock under any of the GB&T Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

            (iv)  issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a GB&T Stock Plan that are outstanding as of the date of this Agreement.

          (c)   except as required by applicable law (including, without limitation, Section 409A of the Code) or the terms of any GB&T Benefit Plan as in effect on the date of this Agreement, (i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any officer, director or employee of GB&T or any of its Subsidiaries, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any officer, director or employee of GB&T or any of its Subsidiaries, excepting (only with respect to employees who are not executive officers or directors) normal increases made in the ordinary course of business consistent with past practices; (ii) pay any bonus other than bonuses to employees who are not executive officers or directors made in the ordinary course of business and consistent with past practices or (iii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any GB&T Benefit Plan; provided, however that GB&T may enter into retention arrangements, subject to the written consent of SunTrust in an exercise of its sole discretion, with a limited number of key employees whose retention is deemed reasonably necessary by GB&T to facilitate the consummation of the transactions contemplated hereby (which arrangements shall not extend past the Effective Time without SunTrust's consent);

          (d)   except for sales of those properties set forth on Section 5.2(d) of the GB&T Disclosure Schedule at market prices in arm's-length transactions with unrelated parties, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement set forth on Section 5.2(d) of the GB&T Disclosure Schedule;

          (e)   enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

          (f)    (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets or make any investments which would be material, individually or in the aggregate, to GB&T, other than in connection with foreclosures and settlements in lieu of foreclosure in the ordinary course of business consistent with prudent banking practices or (ii) except as disclosed on Section 5.2(f) of the GB&T Disclosure Schedule, open, close, sell or acquire any branches;

          (g)   take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (h)   amend the GB&T Articles or GB&T Bylaws, or otherwise take any action to exempt any person (other than SunTrust or its Subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

          (i)    restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (j)    except in furtherance of loan collection efforts in the ordinary course, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting GB&T or any of its Subsidiaries to any material restrictions on its current or future business or operations (including the future business and operations of the Surviving Corporation);

          (k)   take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement;

          (l)    implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

          (m)  (i) file any Tax Return other than in the ordinary course of business, amend any Tax Return, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election, enter into any closing agreements, settle or compromise any Tax liability, claim or assessment in excess of $100,000, (ii) surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to GB&T or any of its Subsidiaries, or (iii) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such similar action (including election, adoption, change, amendment, agreement, settlement, surrender or consent) would have the effect of increasing the Tax liability of GB&T or any of its Subsidiaries for any period ending after the Effective Time or decreasing any Tax attribute of GB&T or any of its Subsidiaries existing on the Effective Time;

          (n)   except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any GB&T Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

          (o)   take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transaction, contemplated hereby;

          (p)   fail to comply with the terms of any regulatory orders issued by any Governmental Entity;

          (q)   make capital expenditures other than in the ordinary and usual course of business consistent with past practice;

          (r)   file any application to establish, or relocate or terminate the operations of, any banking office of GB&T or any of its Subsidiaries; or

          (s)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

        5.3    SunTrust Covenants.    Except as expressly permitted by this Agreement or with the prior written consent of GB&T, during the period from the date of this Agreement to the Effective Time, SunTrust shall not, and shall not permit any of its Subsidiaries to, (i) amend, repeal or otherwise modify any provision of the SunTrust Articles or the SunTrust Bylaws in a manner that would adversely effect, the shareholders of GB&T or the transactions contemplated by this Agreement; (ii) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (iii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (iv) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated hereby; (v) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied on a timely basis; or (vi) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

        5.4    Loan Review.    Consistent with GAAP and so long as and to the extent not inconsistent with applicable laws, GB&T agrees that on or before the Effective Time based on a review of GB&T's loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, GB&T will work with SunTrust in good faith with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used in the SunTrust system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. SunTrust shall provide such assistance and direction to GB&T as is necessary in conforming such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement and the Effective Time. No actions taken by GB&T at the request of SunTrust pursuant to this Section 5.4 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy have occurred.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   SunTrust and GB&T shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of SunTrust and GB&T shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and GB&T shall thereafter mail or deliver the Proxy Statement to its shareholders. SunTrust shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and GB&T shall furnish all information concerning

  GB&T and the holders of GB&T Common Stock as may be reasonably requested in connection with any such action.

          (b)   The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. GB&T and SunTrust shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to GB&T or SunTrust, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require SunTrust to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on SunTrust, a Material Adverse Effect on GB&T or a Material Adverse Effect on the Surviving Corporation (measured in the case of GB&T or the Surviving Corporation with respect to the business, results of operations or financial condition of GB&T only and not any other businesses, results of operations or financial conditions of the Surviving Corporation) (any of which, a "Materially Burdensome Regulatory Condition").

          (c)   Each of SunTrust and GB&T shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of SunTrust, GB&T or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (d)   Each of SunTrust and GB&T shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any SunTrust Requisite Regulatory Approval or GB&T Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

        6.2    Access to Information; Confidentiality.

          (a)   Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of GB&T and SunTrust shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by GB&T, information concerning SunTrust that is reasonably related to the prospective value of SunTrust Common Stock or to SunTrust's ability to consummate the transactions contemplated hereby). Neither GB&T nor SunTrust, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Each party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other party (other than disclosure to that party's agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving party or its agents and representatives by a third party that, to the knowledge of the receiving party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving party, (iv) the receiving party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving party shall advise the other party before making the disclosure) or (v) the receiving party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving party shall advise the other party before making the disclosure).

          (c)   All information and materials provided by GB&T pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between SunTrust and Keefe Bruyette & Woods, Inc. on behalf of GB&T dated September 10, 2007 (the "Confidentiality Agreement").

          (d)   No investigation by a party or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

        6.3    Shareholder Approval.

          (a)   GB&T shall call a meeting of its shareholders (the "GB&T Shareholder Meeting") to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The GB&T Board shall use its reasonable best efforts to obtain from its shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. The GB&T Board shall, subject to the provisions of Section 6.10(c), affirmatively recommend that the GB&T shareholders vote in favor of and adopt this Agreement. GB&T shall submit this Agreement to its shareholders at the GB&T Shareholder Meeting even if the GB&T Board shall have withdrawn, modified or qualified its recommendation, and shall not subject to a vote of its shareholders an Alternative Transaction (as defined below) at the GB&T Shareholder Meeting or any other shareholder meeting of GB&T. The GB&T Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to GB&T's shareholders for their consideration.

          (b)   Each of SunTrust and GB&T shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by GB&T or SunTrust or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

        6.4    Affiliates.    GB&T shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of GB&T to deliver to SunTrust, as soon as practicable after the date of this Agreement, and before the date of the meeting of the GB&T shareholders to be held pursuant to Section 6.3, a written agreement in the form of Exhibit A.

        6.5    NYSE Listing.    SunTrust shall cause the shares of SunTrust Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, before the Effective Time.

        6.6    Employee Matters.

          (a)   For the 12 month period following the Effective Time, SunTrust shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by, or on an authorized leave of absence from, GB&T or one of its Subsidiaries as of the Effective Time, and who continue their employment with SunTrust or one of its Subsidiaries after the Effective Time (collectively, the "Covered Employees") with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are available for similarly situated employees of SunTrust or its affiliates or Subsidiaries; notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular GB&T Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.6, (iii) limit the right of SunTrust or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require SunTrust or any of its Subsidiaries to provide any such Covered Employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, other than as required by applicable law or pro-rata incentive plan payouts or as otherwise provided under this Agreement; or (iv) obligate GB&T, SunTrust or any of their respective Subsidiaries to (A) maintain any particular GB&T Benefit Plan or (B) retain the employment of any particular employee. Notwithstanding the foregoing, SunTrust shall have a reasonable period following the Effective Date, as it deems appropriate or necessary, in which to transition Covered Employees from GB&T's Benefits Plans to benefits plans maintained by SunTrust or its Subsidiaries.

          (b)   To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by SunTrust or any of its Subsidiaries, other than GB&T or its Subsidiaries, SunTrust shall cause such employee benefit plan to recognize the service of such Covered Employee with GB&T or its Subsidiaries for purposes of eligibility and vesting (but not any benefit accrual), based on information provided by GB&T and the terms and service requirements (including break in service rules) of such employee benefit plan of SunTrust or any of its Subsidiaries; provided that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee. With respect to a Covered Employee who becomes eligible for participation in the SunTrust Retirement Plan, such Covered Employee's benefits under such plan shall be calculated under the personal pension account formula, and such Covered Employee's service with GB&T and its Subsidiaries shall be recognized under such plan for purposes of eligibility to participate, vesting and pay credits for such Covered Employee's personal pension account. SunTrust shall also credit service with GB&T or its Subsidiaries for purposes of eligibility to participate in SunTrust's retiree health plan on an access only basis (with no employer subsidy for benefits or premiums). In addition, with respect to any health or dental plan of SunTrust or any of its Subsidiaries (other than GB&T and its Subsidiaries), for the plan year in which any Covered Employee first becomes eligible to participate, SunTrust shall (i) cause any pre-existing condition limitations under such SunTrust or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the GB&T Benefit Plan in which such Covered Employee participated immediately before such Covered Employee's initial participation in such plan of SunTrust or its Subsidiaries and (ii) cause each such health or dental plan of SunTrust or its Subsidiaries to recognize any applicable deductible and annual out-of-pocket expense incurred by each such Covered Employee in the same calendar year under any such comparable health or dental plan of SunTrust or any of its Subsidiaries.

          (c)   If a Covered Employee (other than temporary and/or co-operative employees) who does not have an employment, change-in-control or severance agreement with GB&T or any of its Subsidiaries is involuntarily terminated by SunTrust or any of its Subsidiaries during the period beginning at the Effective Time and ending 12 months after the Effective Time, such Covered Employee's right to severance pay, including the amount and form, shall be determined in accordance with the terms of SunTrust's severance pay plan (including customary releases and taking into account employee pay grade classifications to be made by SunTrust with respect to Covered Employees and giving service credit for such Covered Employee's service with GB&T to be made by SunTrust with respect to Covered Employees) as in effect immediately before the date hereof (subject to later amendments for exemption from or compliance with Section 409A of the Code).

        GB&T shall take whatever action necessary to terminate any and all other severance arrangements and to ensure it and SunTrust have no other liability for any other severance payments (other than as set forth in this Section 6.6(c) and Section 6.6(d) below with respect to agreements disclosed in Section 3.11(i) of the GB&T Disclosure Schedule). GB&T shall cooperate with SunTrust to effectuate the foregoing, including SunTrust's compliance with the Worker Adjustment Retraining and Notification Act ("Warn Act") or any similar state or local law (e.g., GB&T will cooperate with SunTrust to deliver Warn Act notices reasonably requested by SunTrust prior to the Effective Time).

        Nothing contained in this Section 6.6(c) shall be construed or interpreted to limit or modify in any way SunTrust at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.6(c) to any Covered Employee who does not have an employment, change-in-control or severance agreement with GB&T be taken into account in determining the amount of any other benefit (including, but not limited to, an individual's benefit under any retirement plan, SERP or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

          (d)   From and after the Effective Time, SunTrust shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of SunTrust, each employment agreement, retention agreement and change-in-control agreement listed on Section 3.11(i) of the GB&T Disclosure Schedule (unless otherwise agreed by SunTrust and the applicable counterparty to such agreement) and the obligations of GB&T and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.11(i) of the GB&T Disclosure Schedule. SunTrust agrees to take all action necessary to effectuate and satisfy the obligations set forth in the agreements listed in Section 3.11(i) of the GB&T Disclosure Schedule. GB&T has no contractual responsibility (and has made no promise or commitment to be responsible) for any Tax, penalty or interest imposed on any person by reason of any such agreements (or payments thereunder) that result in "excess" parachute payments under Section 280G of the Code or that fail to satisfy the requirements of Section 409A of the Code. The obligation of SunTrust or any of its Subsidiaries to provide severance pay on the termination of employment of any individual who has an employment agreement, retention agreement or change-in-control agreement listed on Section 3.11(i) of the GB&T Disclosure Schedule shall be determined solely in accordance with the terms of such agreement and neither SunTrust nor any of its Subsidiaries shall have any other obligation to provide severance pay to such individual under Section 6.6(c) or otherwise.

          (e)   Before the Effective Time, SunTrust may, in its sole discretion, elect to offer to certain GB&T employees (the number and identification of which shall be made in the absolute and sole discretion of SunTrust in coordination with the President of GB&T) retention agreements to assist in the voluntary retention of GB&T employees following the Effective Time.

          (f)    If SunTrust so requests (which request shall be made no less than 30 days prior to the Effective Time), GB&T shall take any and all actions required (including, without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate GB&T's 401(k) plan or any other GB&T Benefit Plan immediately prior to the Effective Time, and, if requested by SunTrust, to implement any such actions.

          (g)   GB&T shall provide to SunTrust at least 15 days prior to the Effective Time documentation that shows the requirements of Code Sections 401(a)(4), 404, 410(b), 412, 415, 416 and 401(k)(3) and (m)(2) are met by or with respect to each GB&T Benefit Plan subject to such requirements as to the plan's latest three plan years which have ended prior to the date of this Agreement.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a "Claim"), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of GB&T or any of its Subsidiaries or who is or was serving at the request of GB&T or any of its Subsidiaries as a director or officer of another person (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of GB&T or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.7(a) of the GB&T Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of SunTrust pursuant to Section 6.8, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

          (b)   SunTrust shall cause the individuals serving as officers and directors of GB&T or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six years after the Effective Time by the directors' and officers' liability insurance policy maintained by GB&T (provided that SunTrust may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall SunTrust be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by GB&T (which current amount is set forth on Section 6.7(b) of the GB&T Disclosure Schedule) for such insurance (the "Insurance Amount"), and provided further that if SunTrust is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, SunTrust shall obtain as much comparable insurance as is available for the Insurance Amount.

          (c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.8    Additional Agreements.

          (a)   Subject to the terms and conditions of this Agreement, each of SunTrust and GB&T agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

          (b)   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by SunTrust.

          (c)   SunTrust and GB&T shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        6.9    Advice of Changes.    Each of SunTrust and GB&T shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

        6.10    No Solicitation.

          (a)   None of GB&T, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of GB&T or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving GB&T or any of its Subsidiaries that, if consummated, would constitute an Alternative

  Transaction (any of the foregoing inquiries or proposals being referred to herein as an "Alternative Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction; or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the GB&T Board and its representatives shall be permitted, before the approval of this Agreement by GB&T's shareholders, and subject to compliance with the other terms of this Section 6.10 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to GB&T than, those contained in the Confidentiality Agreement, to furnish nonpublic information regarding GB&T to a person, and to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by GB&T that constitutes or is reasonably likely to result in a Superior Proposal and, if and only to the extent that and so long as the GB&T Board reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

        As used in this Agreement, "Alternative Transaction" means any of (w) a transaction pursuant to which any person (or group of persons) (other than SunTrust or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of GB&T Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from GB&T or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving GB&T (other than the Merger), (y) any transaction pursuant to which any person (or group of persons) (other than SunTrust or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of GB&T and securities of the entity surviving any merger or business combination including any of GB&T's Subsidiaries) of GB&T, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of GB&T and its Subsidiaries, taken as a whole, immediately before such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving GB&T or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of GB&T immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of GB&T Common Stock immediately before the consummation thereof.

        As used in this Agreement, "Superior Proposal" means an Alternative Proposal that the GB&T Board in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to GB&T's shareholders than the transactions contemplated by this Agreement (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms in this Agreement) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law; provided that for purposes of the definition of "Superior Proposal", the references to "25%" in the definition of Alternative Transaction shall be deemed to be references to "a majority."

          (b)   GB&T shall notify SunTrust promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to GB&T or any of its Subsidiaries or for access to the properties, books or records of GB&T or any Subsidiary by any person that informs the GB&T Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to SunTrust shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of GB&T or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. GB&T shall keep SunTrust fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. GB&T shall also promptly, and in any event within 24 hours, notify SunTrust, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a).

          (c)   Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the approval of this Agreement by GB&T's shareholders, GB&T receives an Alternative Proposal (or a subsequent amended Alternative Proposal) that the GB&T Board concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by SunTrust pursuant to clause (ii) below, the GB&T Board may effect a withdrawal of its recommendation of this Agreement; provided, that, the GB&T Board may not effect a withdrawal of its recommendation of this Agreement pursuant to the foregoing clause unless: (i) GB&T shall have provided prior written notice to SunTrust, at least five days in advance (the "Notice Period"), of its intention to effect a withdrawal of its recommendation of this Agreement in response to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (ii) prior to effecting a withdrawal of its recommendation of this Agreement, GB&T shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with SunTrust in good faith (to the extent SunTrust desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal.

          (d)   GB&T and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than SunTrust) conducted heretofore with respect to any of the foregoing. GB&T agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which GB&T or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

          (e)   GB&T shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of GB&T or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of GB&T or its Subsidiaries, at the direction or with the consent of GB&T or its Subsidiaries, shall be deemed to be a breach of this Section 6.10 by GB&T.

          (f)    Nothing contained in this Section 6.10 shall prohibit GB&T or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has on any other provision of this Agreement.

        6.11    Non-Compete Agreements.    Concurrently with the execution and delivery of this Agreement, the individuals listed on Schedule B attached hereto have executed non-compete agreements as a material inducement to SunTrust to enter into this Agreement.

        6.12    Dividends.    After the date of this Agreement, each of SunTrust and GB&T shall coordinate with the other the declaration of any dividends in respect of SunTrust Common Stock and GB&T Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of GB&T Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of GB&T Common Stock and any shares of SunTrust Common Stock any such holder receives in exchange therefor in the Merger.

        6.13    Exemption from Liability Under Section 16(b).    SunTrust and GB&T agree that, in order to most effectively compensate and retain GB&T Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that GB&T Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of GB&T Common Stock, GB&T Options and GB&T Stock-Based Awards into shares of SunTrust Common Stock, Adjusted Options and Assumed Stock-Based Awards, respectively, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. Assuming that GB&T delivers to SunTrust the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of SunTrust, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by GB&T Insiders of SunTrust Common Stock in exchange for shares of GB&T Common Stock, of Adjusted Options upon conversion of GB&T Options, and of Assumed Stock-Based Awards upon conversion of GB&T Stock-Based Awards, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The term "Section 16 Information" shall mean information accurate in all material respects regarding GB&T Insiders, the number of shares of GB&T Common Stock held by each such GB&T Insider and expected to be exchanged for SunTrust Common Stock in the Merger, and the number and description of the GB&T Options and GB&T Stock-Based Awards held by each such GB&T Insider and expected to be converted into Adjusted Options and Assumed Stock-Based Awards, respectively, in connection with the Merger. The term "GB&T Insiders" shall mean those officers and directors of GB&T who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

        6.14    Procurement Contracts.    Within twenty (20) days after the date hereof, GB&T shall provide a list to SunTrust of all contracts of GB&T and its Subsidiaries under which third parties license software or provide goods or services to GB&T or any of its Subsidiaries involving annual payments of $100,000 or more.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

          (a)    Shareholder Approval.    The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of GB&T Common Stock entitled to vote thereon.

          (b)    NYSE Listing.    The shares of SunTrust Common Stock to be issued to the holders of GB&T Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE subject to official notice of issuance.

          (c)    Form S-4.    The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (d)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, and no such Injunction shall be threatened by or before any Governmental Entity which represents a reasonable probability of preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or imposing damages that would reasonably be expected to have a Material Adverse Effect on SunTrust, a Material Adverse Effect on GB&T or a Material Adverse Effect on the Surviving Corporation (measured in the case of GB&T or the Surviving Corporation with respect to the business, results of operations or financial condition of GB&T only and not any other business, results of operations or financial conditions of the Surviving Corporation). No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

        7.2    Conditions to Obligations of SunTrust.    The obligation of SunTrust to effect the Merger is also subject to the satisfaction, or waiver by SunTrust, at or before the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    Subject to the standard set forth in Section 9.2, the representations and warranties of GB&T set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and SunTrust shall have received a certificate signed on behalf of GB&T by the Chief Executive Officer or Chief Financial Officer of GB&T to the foregoing effect.

          (b)    Performance of Obligations of GB&T.    GB&T shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and SunTrust shall have received a certificate signed on behalf of GB&T by the Chief Executive Officer of GB&T to such effect.

          (c)    Regulatory Approvals.    All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the "SunTrust Requisite Regulatory Approvals"), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

          (d)    Federal Tax Opinion.    SunTrust shall have received the opinion of SunTrust's counsel, dated the Closing Date, in form and substance reasonably satisfactory to SunTrust, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, SunTrust's counsel may require and rely upon customary representations contained in certificates of officers of GB&T and SunTrust, reasonably satisfactory in form and substance to such counsel.

        7.3    Conditions to Obligations of GB&T.    The obligation of GB&T to effect the Merger is also subject to the satisfaction or waiver by GB&T at or before the Effective Time of the following conditions:

          (a)   Representations and Warranties.    Subject to the standard set forth in Section 9.2, the representations and warranties of SunTrust set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and GB&T shall have received a certificate signed on behalf of SunTrust by the Chief Executive Officer or the Chief Financial Officer of SunTrust to the foregoing effect.

          (b)   Performance of Obligations of SunTrust.    SunTrust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and GB&T shall have received a certificate signed on behalf of SunTrust by the Chief Executive Officer or the Chief Financial Officer of SunTrust to such effect.

          (c)   Regulatory Approvals.    All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the "GB&T Requisite Regulatory Approvals").

          (d)   Federal Tax Opinion.    GB&T shall have received the opinion of GB&T's counsel, dated the Closing Date, in form and substance reasonably satisfactory to GB&T, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash received in lieu of fractional share interests in SunTrust Common Stock, no gain or loss will be recognized by any of the holders of GB&T Common Stock in the Merger by virtue of their receipt of SunTrust Common Stock or the treatment of GB&T Options and GB&T Stock-Based Awards provided herein. In rendering such opinion, GB&T's counsel may require and rely upon customary representations contained in certificates of officers of GB&T and SunTrust, reasonably satisfactory in form and substance to such counsel. Notwithstanding the foregoing, if GB&T's counsel fails to deliver such opinion, the condition in this Section 7.3(d) may be satisfied, at SunTrust's sole election, by an opinion of SunTrust's counsel.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of GB&T:

          (a)   Consent of the Parties.    By consent of GB&T and SunTrust in a written instrument, if the board of directors of each of GB&T and SunTrust so determines by a vote of the majority of the members of its entire board of directors;

          (b)   Approvals.    By either GB&T or SunTrust, if

              (i)  any Governmental Entity that must grant a SunTrust Requisite Regulatory Approval or a GB&T Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

             (ii)  the holders of the GB&T Common Stock entitled to vote thereon do not approve the Merger, on substantially the terms and conditions set forth in this Agreement, by the requisite affirmative vote at the GB&T Shareholder Meeting or any similar meeting of the shareholders of GB&T;

          (c)   Delay.    By either GB&T or SunTrust, if the Merger shall not have been consummated on or before July 31, 2008, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

          (d)   Material Breach of Representation, Warranty or Covenant.    By either SunTrust or GB&T (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GB&T, in the case of a termination by SunTrust, or SunTrust in the case of a termination by GB&T, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; or

          (e)   Failure to Recommend.    By SunTrust, if the GB&T Board shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement or (ii) in a manner adverse to SunTrust, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the GB&T Board of this Agreement and/or the Merger to GB&T's shareholders, (B) taken any public action or made any public statement in connection with the meeting of GB&T's shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation (including not taking action to convene the GB&T Shareholder Meeting) or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

        The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

        8.2    Effect of Termination.    If either GB&T or SunTrust terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of GB&T, SunTrust, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.6, 9.7 and 9.8 shall survive any termination of this Agreement and (ii) neither GB&T nor SunTrust shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

        8.3    Fees and Expenses.

          (a)   Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by GB&T and SunTrust, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b)   GB&T shall pay to SunTrust, by wire transfer of immediately available funds, a termination fee in the amount of $6,000,000 (the "Termination Fee") and/or expense reimbursement on the following terms:

              (i)  If this Agreement is terminated by SunTrust pursuant to Section 8.1(e), then GB&T shall pay the Termination Fee on the business day following such termination;

             (ii)  If (A) either party shall terminate this Agreement pursuant to Section 8.1(b)(ii) and (B) at any time after the date of this Agreement and on or before the date of the GB&T Shareholder Meeting an Alternative Transaction shall have been publicly announced or otherwise communicated to the GB&T Board (a "Public Proposal") that has not been withdrawn prior to such date, then GB&T shall pay one-third of the Termination Fee on the business day following such termination and, if within 12 months of the date of such termination, GB&T or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, then GB&T shall pay the remaining two-thirds of the Termination Fee on the date of such execution or consummation;

            (iii)  If (A) either party shall terminate this Agreement pursuant to Section 8.1(b)(ii) and (B) Section 8.3(b)(ii) does not otherwise apply, then GB&T shall promptly, on the business day after being notified by SunTrust, pay SunTrust all of the out-of-pocket expenses incurred by SunTrust relating to or arising out of this Agreement or the transactions contemplated hereby (including the negotiation hereof and thereof and fees and expenses of attorneys and other advisors) in an amount not to exceed $1,000,000 (the "Expense Reimbursement"), and if within 12 months of the date of such termination, GB&T or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Alternative Transaction, then GB&T shall pay the Termination Fee, less the Expense Reimbursement, on the date of such execution or consummation;

            (iv)  If (A) either party shall terminate this Agreement pursuant to Section 8.1(c) and (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal that has not been withdrawn prior to such termination, then GB&T shall pay one-third of the Termination Fee on the business day following such termination and, if within 12 months of the date of termination, GB&T or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Alternative Transaction, then GB&T shall pay the remaining two-thirds of the Termination Fee upon the date of such execution or consummation.

        Upon payment of all applicable fees and expenses in accordance with this Section 8.3, GB&T shall have no further liability to SunTrust at law or in equity with respect to such termination, or with respect to GB&T Board's failure to take action to convene the GB&T Shareholder Meeting and/or recommend that GB&T shareholders adopt this Agreement.

          (c)   GB&T acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, SunTrust would not enter into this Agreement. Accordingly, if GB&T fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, SunTrust commences a suit that results in a judgment against GB&T for the amount payable to SunTrust pursuant to this Section 8.3, GB&T shall pay to SunTrust its reasonable, out-of-pocket costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount so payable at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by SunTrust.

        8.4    Amendment.    This Agreement may, to the extent legally allowed, be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of GB&T; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of GB&T, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of GB&T Common Stock, if such alteration or change would adversely affect the holders of any security of GB&T, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation if such alteration or change would adversely affect the holders of any securities of GB&T, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of GB&T, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        8.5    Extension; Waiver.    At any time before the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Closing.    On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the "Closing Date"). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of SunTrust, then SunTrust may postpone the Closing until the first full week after the end of that fiscal quarter.

        9.2    Standard.    No representation or warranty of GB&T contained in Article III or of SunTrust contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of GB&T, or Article IV, in the case of SunTrust, has had or would be reasonably likely to have a Material Adverse Effect with respect to GB&T or SunTrust, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (a) Sections 3.1(a), 3.2, 3.3(a), 3.3(b)(i) and 3.7 in the case of GB&T, and Sections 4.1(a), 4.2, 4.3(a), 4.3(b)(i) and 4.7 in the case of SunTrust, shall be deemed untrue and incorrect if not true and correct in all material respects, and (b) Section 3.8(a) in the case of GB&T and Section 4.8(a) in the case of SunTrust, shall be deemed untrue and incorrect if not true and correct in all respects.

        9.3    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8(b) and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.4    Notices.    All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to GB&T, to:

      GB&T Bancshares, Inc.
      500 Jesse Jewell Parkway SE
      P.O. Box 2760
      Gainesville, GA 30501
      Attn: Richard A. Hunt
      Facsimile: (770) 531-7368

      with a copy to:

      Troutman Sanders LLP
      600 Peachtree Street
      Suite 5200
      Atlanta, GA 30308
      Attn: Thomas O. Powell
      Facsimile: (404) 962-6658

      And

          (b)   if to SunTrust, to:

      SunTrust Banks, Inc.
      303 Peachtree Street NE, 36th Floor
      Atlanta, GA 30308
      Attn: Raymond D. Fortin
      Facsimile: (404) 724-3550

      with a copy to:

      King & Spalding LLP
      1180 Peachtree Street NE
      Atlanta, GA 30309
      Attn: C. William Baxley
      Facsimile: (404) 572-5132

        9.5    Interpretation.    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The GB&T Disclosure Schedule and the SunTrust Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) "knowledge" of any person that is not an individual means the knowledge of such person's directors and senior executive officers.

        9.6    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

        9.7    Entire Agreement.    This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

        9.8    Governing Law; Jurisdiction.    This Agreement shall be governed and construed in accordance with the internal laws of the State of Georgia applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in Atlanta, Georgia having jurisdiction over the matter; provided, however, that if such a federal court does not have jurisdiction over the matter, any aforementioned suit, action or proceeding shall be brought in a state court located in Atlanta, Georgia having jurisdiction over the matter. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        9.9    Publicity.    Neither GB&T nor SunTrust shall, and neither GB&T nor SunTrust shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of SunTrust, in the case of a proposed announcement by GB&T, or GB&T, in the case of a proposed announcement by SunTrust or any of its Subsidiaries; provided, however, that any party may, without the prior consent of the other parties (but after prior consultation with the other parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of any applicable securities exchange.

        9.10    Assignment; Third-Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

        9.11    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.12    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

[Signature Page Follows]

        IN WITNESS WHEREOF, GB&T and SunTrust have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GB&T BANCSHARES, INC.
By:	/s/ RICHARD A. HUNT
	Name:	Richard A. Hunt
	Title:	President and Chief Executive Officer
SUNTRUST BANKS, INC.
By:	/s/ RICHARD G. BLUMBERG
	Name:	Richard G. Blumberg
	Title:	Senior Vice President

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Affiliate Letter

SunTrust Banks, Inc.
303 Peachtree Street NE
Atlanta, GA 30308

Ladies and Gentlemen:

        I have been advised that as of the date hereof I may be deemed to be an "affiliate" of GB&T Bancshares, Inc., a Georgia corporation ("GB&T"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of November 2, 2007 (the "Merger Agreement"), by and between SunTrust Banks, Inc., a Georgia corporation ("SunTrust") and GB&T, GB&T shall be merged with and into SunTrust (the "Merger"). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

        I represent, warrant and covenant to SunTrust that if I receive any SunTrust Common Stock as a result of the Merger:

          (a)   I shall not make any sale, transfer or other disposition of SunTrust Common Stock in violation of the Act or the Rules and Regulations.

          (b)   I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of SunTrust Common Stock to the extent I believed necessary with my counsel or counsel for GB&T.

          (c)   I have been advised that the issuance of SunTrust Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of GB&T I may be deemed to have been an affiliate of GB&T and the distribution by me of SunTrust Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of SunTrust Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to SunTrust, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (d)   I understand that SunTrust is under no obligation to register the sale, transfer or other disposition of SunTrust Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          (e)   I also understand that stop transfer instructions will be given to SunTrust's transfer agents with respect to SunTrust Common Stock and that there will be placed on the certificates for SunTrust Common Stock issued to me, or any substitutions therefor, a legend stating in substance: "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under that act or an exemption from such registration."

          (f)    I also understand that unless the transfer by me of my SunTrust Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, SunTrust reserves the right to put the following legend on the certificates issued to my transferee:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

        It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to SunTrust's transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Act or any successor thereto) shall have elapsed from the Effective Time and the provisions of such Rule are then available to me; or (C) I shall have delivered to SunTrust (1) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to SunTrust, or other evidence reasonably satisfactory to SunTrust, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (2) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Act or pursuant to an effective registration under the Act.

        I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

        It is understood and agreed that this letter agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

        Execution of this letter agreement should not be construed as an admission on my part that I am an "affiliate" of GB&T as described in the first paragraph of this letter agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter agreement.

Very truly yours,
By:
Name:

Accepted this            day of
November, 2007
SUNTRUST BANKS, INC.

By:
Name: Title:

Schedule A

List of Individuals for Voting Agreements

Lowell S. Cagle
Dr. John W. Darden
William A. Foster, III
Bennie E. Hewett
Richard A. Hunt
James L. Lester
John E. Mansour
Dr. T. Alan Maxwell
James H. Moore
Samuel L. Oliver
Alan A. Wayne
Philip A. Wilheit
Anna B. Williams

Schedule B

List of Individuals for Non-Compete Agreements

Lowell S. Cagle
Dr. John W. Darden
William A. Foster, III
Bennie E. Hewett
Richard A. Hunt
James L. Lester
John E. Mansour
Dr. T. Alan Maxwell
James H. Moore
Samuel L. Oliver
Alan A. Wayne
Philip A. Wilheit
Anna B. Williams

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER